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                                                                      EXHIBIT 11

                           EAGLE USA AIRFREIGHT, INC.
                       COMPUTATION OF  PER SHARE EARNINGS
                                  (UNAUDITED)
             (IN THOUSANDS, EXCEPT PER SHARE AND FOOTNOTE AMOUNTS)

                                                              THREE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              1997           1996
                                                            -------        -------
         Net income                                         $ 5,890        $ 4,514

         Shares used in basic calculation:
           Weighted average shares outstanding               18,259         17,527
                                                            -------        -------
                 Total basic shares                          18,259         17,527

         Additional shares for diluted computation:
            Effect of stock options (1)                         790            941
                                                            -------        -------
                 Total diluted shares                        19,049         18,468
                                                            =======        =======

         Basic earnings per share                           $  0.32        $  0.26
                                                            =======        =======

         Diluted earnings per share                         $  0.31        $  0.24
                                                            =======        =======

_____________
(1) For the three months ended December 31, 1997, calculated assuming exercise of options for 2,093,830 shares of common stock at prices ranging from $1.25 to $35.13 per share and assumed repurchase of shares at the average market price of $30.53 computed as of the beginning of the period. For the three months ended December 31, 1996, calculated assuming exercise of options for 2,231,845 shares of common stock at prices ranging from $1.25 to $27.75 per share and assumed repurchase of shares at the average market price per share of $26.51 as of the beginning of the period.





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